INTEGRATED INFORMATION SYSTEMS, INC.

                              EMPLOYMENT AGREEMENT

        This Agreement entered into on this 28th day of September, 2001, but effective as of the 16th day of September, 2001 (the "Effective Date") by and between INTEGRATED INFORMATION SYSTEMS, INC., a Delaware corporation with its principal place of business located at 1480 Hohokam Drive, Tempe, Arizona, 85281 (hereinafter called "Employer"), and Don Megrath (hereinafter called "Employee").

                                    RECITALS:

        WHEREAS, Employer is a corporation organized and incorporated under the laws of the State of Delaware, and has its principal office in Maricopa County, Arizona;

        WHEREAS, Employee is an individual residing in West Linn, Oregon and is a citizen of the State of Oregon;

        WHEREAS, the parties to this Agreement have had a full and fair opportunity to review and discuss the terms of this Agreement and consult with independent legal counsel so that they have a full and complete understanding of the legal and practical significance of each of the provisions of this Agreement;

        WHEREAS, Employee voluntarily and freely desires to accept such employment under the terms and conditions hereinafter set forth; and

        WHEREAS, Employee is a former employee and officer of STEP Technology, Inc., ("STEP") and is entering into this Agreement with Employer pursuant to a Master Transaction Agreement dated as of September 28, 2001 by and among STEP, Employer, Employee and others (the "Master Agreement").

        NOW THEREFORE, in consideration of the foregoing premises and of the conditions hereinafter set forth, it is hereby agreed as follows:

                                   AGREEMENT:

        1.      General Terms of Employment.

        As of September 16, 2001, Employee is to be employed according to the terms of this Agreement and Employer's policies and procedures as they relate to full-time employees, as they exist as of the Effective Date of this Agreement or may be changed from time to time, in the full time position of Vice President, Operations Support (the "Position").

        Employee's time, duties and responsibilities shall be devoted to helping manage IIS corporate operations for profitability and revenue growth. Employee shall perform such other duties as are commonly associated with this Position, or as may be assigned orally or in writing by the Employer from time to time. Employee shall report to IIS CFO or other executive designated by the IIS CEO.

        For purposes of calculating the receipt of health or other benefits, including but not limited to 401(k) plans, bonuses and stock options, the Effective Date of this Agreement is the commencement of Employee's employment with Employer.

        Employee hereby resigns employment with STEP.

        2.      Compensation.

                (a) Employer agrees to pay Employee an initial annual salary of One Hundred Thirty Three Thousand Five Hundred and Fifty Two Dollars ($133.552) subject to employment taxes and other payroll deductions as may be required by law or requested by Employee. The initial annual salary will be discounted by 5% to $126,874 until the IIS has it's first profitable fiscal quarter measured as positive earnings before interest and taxes ("EBIT"). Once the first profitable quarter has been achieved, the base salary will be raised to the full initial annual salary of $133,552 beginning the first month of the subsequent quarter. There will be an annual review within one month of the anniversary of the date of hire in which a salary raise commensurate with job performance and to adjust for inflation will be made. Employee will also be provided a quarterly bonus of up to 30% of base salary. Targets will be defined each quarter by the IIS CFO.

                (b) For purposes of this Agreement, "Portland Region," shall include managing the assigned delivery services for profitability and revenue growth. The initial responsibility will be for Delivery Services for the Portland office.

                (c) During the term of this Agreement, Employer shall provide to Employee those benefits including, but not limited to health coverage, dental coverage, 401(k), life and disability coverage as provided to employees generally. Such health and life benefits provided to Employee shall be paid for by Employer. Such health and life benefits provided to Employee's spouse and dependents shall be paid one-half by Employer and one-half by Employee. Upon presentment of proper documentation and receipts, Employer will reimburse Employee for expenses reasonably incurred in connection with the performance of duties in accordance with Employer's policies.

                (d) Subject to approval by Employer's board of directors, Employee shall be granted stock options, pursuant to a separate Employer Stock Option Agreement, to purchase 60,000 shares of Employer's common stock (the "Stock") at a per share exercise price equal to the closing price of Employer's common stock on the day of grant and an exercise term of ten (10) years (the "Stock Options"). Subject to approval by Employer's board of directors, an additional 20,000 stock options will be granted upon Employee achieving goals set forth by IIS CFO. The Stock Options shall vest one sixth (1/6th) each six months until fully vested three (3) years from the Effective Date (i.e. September 16, 2001). Should employee be terminated without cause as defined below, the vesting of stock options which would vest within six months of termination will accelerate such that they are immediately exercisable on termination.


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        3.      Term of Agreement.

        The term of this Agreement shall continue until three (3) years from the Effective Date or until earlier terminated in accordance with this paragraph 3. Employee may terminate this Agreement at any time upon four (4) weeks prior written notice to Employer. If Employee terminates this Agreement, Employee will perform all job duties to the maximum of his ability during the notification period. Employer can at its option request Employee to discontinue work before completion of notification period; but if Employer requests such early termination, Employer will pay for four (4) weeks severance less the days elapsed from the date of Employee's written notice to the date of Employer's early termination of Employee. Employer may terminate Employee's employment with or without cause as specified below.

                (a) Termination for Cause. As used in this Agreement, the term "for cause" shall mean and include: dishonesty; violation of a law that involves a felony; misconduct; violating any provision of this Agreement; or aiding a competitor of Employer. If Employer terminates Employee's employment for cause, Employee shall be entitled to a distribution of pay up to and including the date of Employee's termination. Upon the date of such termination for cause, Employee's benefits will cease, subject to applicable COBRA laws and regulations in effect at such time, and Employer shall provide to Employee a written statement setting forth the reasons for Employee's for cause termination. Employee, however, shall be entitled to any expense reimbursement, draw, commission, bonus, or other incentive that has accrued to Employee's benefit up to the date of such for cause termination. As of the date of a for cause termination, all unvested options will immediately lapse. All Stock Options that have vested as of the date of termination shall lapse on the date of termination.

                (b) Termination Without Cause. If Employer terminates Employee without cause, Employee will be entitled to four (4) weeks (the "Notice Period") severance pay from Employer, commencing on the date of termination (the "Severance Period") which severance pay will be paid to Employee on the regular due dates thereof. Employer has the option to extend the Severance Period by paying corresponding additional severance pay for the number of days extended. During the Notice Period Employee shall be entitled to full benefits and (i) all Stock Options that have vested as of the date of termination shall remain vested and freely exercisable by Employee for a period of three (3) months after the effective date of termination. All unvested options will immediately lapse. At Employee's request, at any time after Employee's for cause or without cause termination, Employer shall, when contacted by another employer for a reference regarding Employee, confirm only that Employee worked for Employer and the dates of such employment.

        4.      Vacation.

        Employee shall be entitled to accrue four (4) weeks paid vacation per year. Employer agrees to pay Employee a signing bonus equal to Employee's accrued vacation with STEP as it stands on September 15, 2001. The amount of this accrued vacation is 392.34 hours. This signing bonus will be paid in a payroll check to Employee by


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

November 1, 2001 if Employee so elects. If Employee does not elect payment as described in the previous sentence, he or she will receive his signing bonus, in lieu of cash payment, in the form of a substantially identical vacation accrual with Employer based on the number of hours of vacation accrued on the books of STEP on September 15, 2001 (392.34). Any vacation taken by Employee between September 16, 2001 and September 30, 2001 shall be deemed to have been received by Employee as vacation taken in lieu of cash payment and the remaining signing bonus shall be adjusted accordingly. Employee hereby releases and forgives the obligation of STEP to pay the Employee's accrued vacation balance on resignation from STEP.

        5.      Non-Compete.

        As a material part of the consideration given for this Agreement, during the term of this Agreement and for a period of one (1) year following the termination of Employee's employment, Employee agrees that he or she will not, directly or indirectly, be connected in any manner whatsoever with the ownership, management, operation, control, or financing of, and that he or she will not own, manage, operate, control, be employed by, be associated with as an independent contractor, participate in, finance, consult, or advise: (i) any customer or prospective customer of Employer; or (ii) any business or corporation which competes with Employer. For purposes of this Agreement, A "customer" is defined as a person, business, organization, company, or any other entity with whom Employer provided services to during the one (1) year immediately preceding Employee's date of termination. A "prospective customer" is defined as a person, business, organization, company, or any other entity with whom Employer has begun substantive discussions to perform work or submitted a bid or proposal during the one (1) year period preceding Employee's date of termination. For purposes of this Agreement, "competes" shall mean the providing services as a business or contractor of technology strategy consulting, creative design, application development, network infrastructure services, application management services, and hosting services of business on the Internet. The running of the one (1) year period prescribed in this covenant shall be tolled and suspended by the length of time Employee works in circumstances that a court of competent jurisdiction subsequently finds to violate the terms of this Section 5. If Employee is terminated by Employer without cause, then upon completion of the Severance Period, Employee will be entitled to accept employment or provide contract services to a competitor of Employer; provided such employment or contract services do not violate other provisions of this Agreement, including this Section 5 and Sections 6 and 9 below and Employee is not assisting in the creation of a new competitor to Employer. This paragraph 5 shall survive the termination of this Agreement.

        6.      Non-Solicitation.

        Employee agrees that, during the term of this Agreement, and for a period of two (2) years after termination of employment, he or she will not, either directly or indirectly, for himself or herself or for any other party, divert or attempt to divert any existing business or employees of Employer, or induce, solicit, canvass or call upon any customer or prospective customer of Employer or employee of Employer from continuing to do business with Employer. For the purposes of this Agreement, a "customer" is defined as a


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person, business, organization, company, or any other entity with whom Employer provided services to or did business with during the one (1) year period immediately preceding Employee's date of termination. A "prospective customer" is defined as a person, business, organization, company, or any other entity with whom Employer has begun substantive discussions to perform work or submitted a bid or proposal to within six (6) months preceding Employee's date of termination. The running of the two year period above shall be tolled and suspended by the length of time Employee is in violation of this Section 6, as determined by a court of competent jurisdiction. For the purposes of this Agreement, an employee of Employer is defined as any person who is, or within the 6-months preceding Employee's date of termination was, an employee of, or consultant to, Employer. If Employee is terminated without cause by Employer, then upon completion of the Severance Period, Employee will be entitled to accept employment or provide contract services to a competitor of Employer; provided, however, that such employment or contract services do not violate any other provision of this Agreement, including this Section 6 and Sections 5 and 9, and Employee is not assisting in the creation of a new competitor to Employer. This paragraph 6 shall survive the termination of this Agreement.

        7.      Cellular Telephone.

        During the term of Employee's employment, Employee shall be entitled to the reasonable use of a cellular phone. The reasonable monthly service and fees for such telephone shall be reimbursed by Employer.

        8.      Tele-Commuting.

        During the term of this Agreement, Employee may telecommute at such times as are appropriate as long as such tele-commuting does not interfere with Employee's full performance of duties and responsibilities.

        9.      Confidentiality and Return of Information.

        Employee's position with Employer requires considerable responsibility and trust. Relying on Employee's undivided loyalty as pledged by this Agreement, Employer expects to entrust to Employee highly sensitive confidential, restricted, and proprietary information involving Employer's business, including Trade Secrets. Employee acknowledges that it could prove very difficult to isolate this protected information from business activities that Employee might consider pursuing after termination of Employee's employment with Employer, and in some instances, Employee may not be able to compete with Employer in certain ways because of the risk that Employer's confidential and proprietary information might be compromised. A "prospective customer" is defined as a person, business, organization, company, or any other entity with whom Employer has begun substantive discussions to perform work or submitted a bid or proposal to within six (6) months preceding Employee's date of termination. Employee is legally and ethically responsible for protecting and preserving Employer's proprietary rights for use only for Employer's benefit, and this responsibility may impose limitations on Employee's ability to pursue certain business opportunities that might


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

interest Employee during or after his or her employment. Specifically, this can include all information which is (a) applicable to the business of Employer or STEP; or (b) Trade Secrets.

        For the purposes of this Agreement, "Trade Secrets" are defined to be proprietary data that has been researched, compiled, developed and/or maintained by Employer or STEP, and which is not generally known within the industry and which could provide any value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.

        Trade Secrets include, but are not limited to, information, ideas, knowledge, data, or know-how related to products, processes, software, designs, formulae, tests, research, business and/or marketing plans and strategies, costs, profits, pricing, personnel and financial information, capitalization and other corporate data and information, and information about or obtained from customers, authors, suppliers, consultants, licensees, or affiliates. Trade Secrets also includes confidential information Employer receives from third parties in confidence.

        Employee agrees to not use or disclose Employer's Trade Secrets or confidential information, in any form, for any purpose, except in the course and for the purposes of employment with Employer. Employee agrees to immediately notify Employer of any unauthorized use or disclosure of Trade Secrets or confidential information of which Employee becomes aware.

        Employee will obtain no right, title or interest in Employer Trade Secrets or confidential information, or any related information or data. The Trade Secrets and confidential information and related information shall remain the sole property of Employer.

        Employee acknowledges that the terms of this Agreement constitute a Trade Secret and will not be disclosed to any third parties, including Employer's other employees.

        During the term of this Agreement and for a period of four (4) years thereafter, Employee agrees to keep all confidential information and Trade Secrets of Employer confidential. Such information shall not be disclosed to any third party. This does not apply to Employer's Trade Secrets or confidential information that have become publicly known through no action of the Employee. Employee further agrees that work product created by Employee for Employer during the term of this Agreement shall remain the property of Employer.

        Employee agrees that immediately upon termination of Employee's employment, or upon request by Employer, Employee will return to Employer all company property, Trade Secrets and confidential information, as well as any employee lists, customer lists, advertising or promotional materials, manuals, and other books, papers, documents, or data (including all copies thereof) belonging to or related to the business of the Employer


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

which Employee obtained, created or compiled in the course of his employment with Employer.

        This Section 9 shall survive the termination of this Agreement.

10. Governing Law.

        This Agreement shall be governed by the laws of the State of Arizona. In the event that any part of this Agreement shall be held to be invalid by any reason of any law or court decision, such invalidity, if any, shall not affect the validity or legality of any other part of this contract. The parties agree that any dispute or claim arising out of this Agreement shall be resolved by binding arbitration in Maricopa County, Arizona in accordance with the applicable civil rules of the American Arbitration Association before one arbitrator mutually chosen by the parties.

        11.     Knowledge of Agreement's Terms.

        Employee and Employer acknowledge that they have read this entire Agreement and that they understand the nature of the foregoing restrictions, and that the parties are signing this Agreement willingly and without duress.

        12.     Modification.

        This Agreement cannot be modified or amended except in a writing signed by both parties.

        13.     Indemnification.

        Employer agrees to indemnify Employee for any and all expenses, including reasonable attorney's fees, incurred by Employee in connection with any suit, action, demand, litigation, or arbitration in which Employee is named as a party in the event such suit, action, demand, litigation, or arbitration concerns lawful actions taken by Employee within the scope of his employment. This provision does not apply to any litigation or arbitration relating to the termination of Employee's employment with Employer or relating to prior or ongoing employment with STEP or its transactions with Employer, including any litigation involving, arising out of or relating to the Master Agreement, or the transactions contemplated thereby. Employer further agrees to maintain such insurance such as director's and officer's insurance and/or errors and omissions insurance in amounts and on terms as maintained by Employer for its other employees and officers.


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

        IN WITNESS WHEREOF, the parties have duly executed this Agreement.

                                                     DON MEGRATH
                                                     "Employee"

                                                     /s/ Don Megrath
                                                     Signature

                                                     Don Megrath
                                                     Printed Name

                                                     9-28-01
                                                     Date

                                                     INTEGRATED INFORMATION
                                                     SYSTEMS, INC.
                                                     ("Employer")

                                                     By: /s/ Jill Clark

                                                     Its: HR Director

                                                     Date:10-28-01